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EXHIBIT 99.1

[freerealtime.com logo]


FOR IMMEDIATE RELEASE

http://www.freerealtime.com/

                     Contact: Michael Neufeld (949) 916-4100

    FREEREALTIME.COM ANNOUNCES ITS COMMON STOCK WILL MOVE TO THE PINK SHEETS

ALISO VIEJO, CA, AUGUST 7, 2001 - As previously reported, on April 24, 2001, FreeRealTime.com, Inc. ("FreeRealTime") (OTCBB: FRTIE.OB) filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California. Since the April 24, 2001 petition date, FreeRealTime has operated as a debtor in possession and is in compliance with all Chapter 11 reporting requirements.

As a result of the Chapter 11 filing, FreeRealTime notified the Securities and Exchange Commission that it would not file its annual report containing audited financial statements and would instead follow modified reporting procedures pursuant to Staff Legal Bulletin No. 2 (1997) in lieu of filing the periodic reports required under the Securities Exchange Act of 1934, as amended.

FreeRealTime's common stock will no longer be quoted on the over-the-counter bulletin board after August 7, 2001. FreeRealTime anticipates that its common stock will begin quotation on the "Pink Sheets" published by the National Quotation Bureau Incorporated soon after August 7, 2001.

ABOUT FREEREALTIME.COM
FreeRealTime.com is a leading financial media company, empowering independent investors with "real-time actionable insight," including market data, research, and analytic tools in order to make knowledgeable investing decisions. FreeRealTime.com's various investment services deliver an extensive array of stock market data, proprietary research and commentary, financial news, community features, and sophisticated investment management tools for institutional investors, brokers and independent investors. Over 1.5 million investors have registered for FreeRealTime.com's online investment services, and we estimate that by publishing and distributing investment information we reach our investor audience several million times every month and that, in a typical month, they view in excess of 100 million pages of investment information on our various services.

FreeRealTime.com is headquartered in Aliso Viejo, California. Visit the Company's Web site at www.freerealtime.com.